Exhibit 10.1

DATED: 6 July 2026

(1) REFY BEAUTY LTD
(2) SOLÉSENCE LLC

Settlement agreement and release

CONTENTS

1.	Definitions and Interpretation	3
2.	EFFECT of this agreement	4
3.	Payment	4
4.	EXCLUSIVITY	5
5.	RELEASE	6
6.	agreement not to sue	6
7.	costs	6
8.	warranties and authority	6
9.	indemnities	6
10.	no admission	6
11.	severability	6
12.	entire agreement	7
13.	confidentiality	7
14.	anti-disparagement	7
15.	governing law	8
16.	jurisdiction	8
17.	contracts (rights of third parties) act 1999	8
18.	co-operation	8
19.	counterparts	8
20.	variation	8

Date: 6 July 2026

Parties

(1)	REFY Beauty Ltd (Company number 12522650) which is a company incorporated and registered in England and Wales and whose registered office is 128 Fairfield Street, Manchester, England, M12 6EL (REFY); and

(2)	Solésence LLC (Company number 6151117) which is a company organized in Delaware and whose principal place of business is at 1319 Marquette Dr Romeoville IL 60446, United States (Solésence).

INTRODUCTION

(A)	A dispute has arisen between the Parties relating to the supply of products by Solésence to REFY pursuant to a Contract Manufacturing Agreement between the Parties dated 3 June 2024. The Parties’ positions have been set out in pre-action correspondence which includes Gateley Legal’s letters dated 23 July 2025 and 5 January 2026 and Taft Law’s letters dated 11 September 2025 and 23 February 2026 (“the Dispute”).

(B)	Following a mediation on 19 May 2026, the Parties have agreed to settle their differences and have agreed upon terms for the full and final settlement of the Dispute, and any other claims between the Parties howsoever arising as at the Effective Date, and wish to record those terms of settlement, on a binding basis, in this agreement.

IT IS AGREED

1.	Definitions and Interpretation

1.1	In this agreement, including the introduction, the following definitions shall apply unless the context otherwise requires:

Dispute

has the meaning given to it in introduction recital A of this agreement;

Exclusivity Period

means the period commencing on the Effective Date (as provided in clause 2.2 of this agreement) and expiring 6 months thereafter;

Party

Means respectively REFY or Solésence;

REFY’s Bank Account

Account Number: [***]

Wire transfers are payable through:

FED ABA No.: [***]

CHIPS ABA No.: [***]

Swift BIC: [***]

Bank address: HSBC Bank USA, N.A., 66 Hudson Blvd., New York, NY 10001

ACH transfers are payable through:

Routing No.: [***]

Bank address: HSBC Bank USA, N.A., 239 Van Rensselaer St, Buffalo, NY 14210

Related Parties

a Party's parent, subsidiaries, assigns, transferees, successors, representatives, principals, agents, officers or directors; and

Released Claims

has the meaning given in clause 5 of this agreement.

1.2	The contents table and headings in this agreement are for convenience only and do not affect the interpretation or construction of this agreement.

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1.3	Words importing the singular include the plural and vice versa and words importing a gender include every gender.

2.	EFFECT of this agreement

2.1	The Parties hereby agree that upon both signing the same or counterpart copies of this agreement, it shall immediately be fully and effectively binding on them.

2.2	For the purposes of the provisions of this agreement the parties have agreed that the effective date is 6 July 2026 (the “Effective Date”).

3.	Payment

3.1	Solésence shall pay to REFY the total sum of £700,000 (“the Settlement Sum”) in accordance with clauses 3.2 and 3.3.

3.2	£350,000 payable in US dollars at the exchange rate of US$1.34/£1 in six equal monthly instalments, time being of the essence, by way of bank transfer to REFY’s Bank Account in the manner set out as follows:

3.2.1	Wire transfer of the sum of £58,333.33 (First Instalment) shall be paid by 5 August 2026.

3.2.2	Wire transfer of the sum of £58,333.33 (Second Instalment) shall be paid by 4 September 2026.

3.2.3	Wire transfer of the sum of £58,333.33 (Third Instalment) shall be paid by 5 October 2026.

3.2.4	Wire transfer of the sum of £58,333.33 (Fourth Instalment) shall be paid by 4 November 2026.

3.2.5	Wire transfer of the sum of £58,333.33 (Fifth Instalment) shall be paid by 4 December 2026.

3.2.6	Wire transfer of the sum of £58,333.35 (Sixth Instalment) shall be paid by 4 January 2027.

3.3	£350,000 payable in US dollars at the exchange rate of US$1.34/£1 as follows:

3.3.1	In the event that a new commercial contract for the development and/or supply of SPF Products (as defined in clause 4.1) to REFY is entered into between REFY and Solésence during the Exclusivity Period, Solésence will give credit to REFY in such new commercial contract in the sum of £350,000 (calculated in US dollars at the exchange rate of US$1.34/£1) in respect of the products which are the subject of the commercial contract, OR

3.3.2	In the event that no such commercial contract is entered into during the Exclusivity Period, including in the event that a notice terminating negotiations for such a contract is served in accordance with clause 4.3, Solésence will pay £350,000 (payable in US dollars at the exchange rate of US$1.34/£1) in six equal monthly instalments, time being of the essence, by way of bank transfer to REFY’s Bank Account in the manner set out as follows:

(a)	Wire transfer of the sum of £58,333.33 (Seventh Instalment) shall be paid by 3 February 2027.

(b)	Wire transfer of the sum of £58,333.33 (Eighth Instalment) shall be paid by 5 March 2027.

(c)	Wire transfer of the sum of £58,333.33 (Ninth Instalment) shall be paid by 6 April 2027.

(d)	Wire transfer of the sum of £58,333.33 (Tenth Instalment) shall be paid by 6 May 2027.

(e)	Wire transfer of the sum of £58,333.33 (Eleventh Instalment) shall be paid by 7 June 2027.

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(f)	Wire transfer of the sum of £58,333.35 (Twelfth Instalment) shall be paid by 7 July 2027.

3.4	If any of the First to Twelfth Instalments are not paid in accordance with their respective due dates as set out in clauses 3.2 and 3.3.2 (“a Payment Default”) then Solésence shall have a period of 7 business days immediately following the date on which the relevant instalment is to be paid as set out in clauses 3.2 and 3.3.2 (“the Rectification Period”) to pay the relevant instalment in full.

3.5	If any of the First to Sixth Instalments are not paid in accordance with its respective due date as set out in clause 3.2 or in respect of a Payment Default during the Rectification Period then:

3.5.1	Any remaining instalment payable pursuant to clause 3.2 shall immediately become due and payable;

3.5.2	REFY will be released from its obligations under clause 4; and

3.5.3	The sum payable pursuant to clause 3.3 shall immediately become due and payable as a single sum of money.

3.6	If any of the Seventh to Twelfth Instalments are not paid in accordance with its respective due date as set out in clause 3.3.2 or in respect of a Payment Default during the Rectification Period, then any remaining balance of the Settlement Sum that is not paid shall immediately become due and payable as a single sum of money.

3.7	Interest shall accrue and be payable by Solésence on any part of the Settlement Sum that is not paid (comprising a Payment Default) at the rate of 6% per annum above the base rate for the time being of Bank of England. For the avoidance of doubt, interest will not accrue or be payable during the Rectification Period if payment is made within such Rectification Period. For the avoidance of further doubt, interest will accrue and be payable by Solésence on any part of the Settlement Sum that remains unpaid if clauses 3.5 or 3.6 are triggered.

4.	EXCLUSIVITY

4.1	Subject to clause 3.5, during the Exclusivity Period REFY shall not enter into a contract with any party other than Solésence for the development and/or supply of SPF Products (defined as products consisting of a liquid, semisolid, or powder for use by humans on their face, body, or scalp that have a SPF protection and complies with applicable statutory and regulatory law on sunscreens) to REFY, nor enter into any discussions or negotiations in respect of such a contract with any party other than Solésence.

4.2	During the Exclusivity Period REFY and Solésence shall seek to negotiate terms in respect of a new commercial contract for the development and/or supply of SPF Products to REFY for the purposes of concluding such a contract before the expiry of the Exclusivity Period. With respect to such negotiations REFY and Solésence shall negotiate in good faith and in a timely manner and each of them shall use its best endeavours to participate in calls and attend meetings where reasonably requested by the other Party (or as otherwise agreed between the Parties). In doing so, REFY and Solésence shall each:

4.2.1	allocate appropriate resources to the negotiation process;

4.2.2	engage constructively, transparently and in a commercially reasonable manner with the other Party;

4.2.3	within 10 days of the Effective Date, designate the persons who shall be the Party’s primary contacts for the product development and so notify the other Party; and

4.2.4	each Party’s designated persons shall meet at least once every 30 days during the Exclusivity Period to review and update status of the product development and negotiation of a new commercial contract.

4.3	For the avoidance of doubt nothing in this clause shall oblige REFY or Solésence to agree to any particular term or to enter into a contract for the development and/or supply of SPF Products or otherwise; and either of them may, at any time and for any reason, terminate the negotiations by giving written notice to the other, except that neither Party can provide written notice to terminate the negotiations during the first 90 days of the Exclusivity Period. For the further avoidance of doubt, if either Party provides notice to the other terminating the negotiations after the first 90 days of the Exclusivity Period, the Exclusivity Period nonetheless shall remain in effect for the entire six-month duration of the Exclusivity Period.

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4.3.1	The Parties agree that throughout the Exclusivity Period, all intellectual property owned or controlled by either Party before the Effective Date of this agreement shall remain in the sole ownership or control of that Party during and after the Effective Date of this agreement.

5.	RELEASE

5.1	This agreement is in full and final settlement of, and each Party hereby releases and forever discharges, all and/or any actions, claims, rights, demands and set-offs, whether in this jurisdiction or any other, whether or not presently known to the Parties or to the law, and whether in law or equity, that it, its Related Parties or any of them ever had, may have or hereafter can, shall or may have against the other Party or any of its Related Parties arising out of or connected with:

5.1.1	the Dispute;

5.1.2	the underlying facts, allegations, and claims relating to the Dispute; and

5.1.3	any other claims between the Parties howsoever arising as at the Effective Date.

(Collectively the Released Claims).

6.	agreement not to sue

6.1	Each Party agrees, on behalf of itself and its Related Parties not to sue, commence, voluntarily aid in any way, prosecute or cause to be commenced or prosecuted against the other Party or its Related Parties any action, suit or other proceeding concerning the Released Claims in this jurisdiction or any other.

6.2	Clauses 5 and 6.1 shall not apply to, and the Released Claims shall not include, any claims in respect of any breach of this agreement.

7.	costs

7.1	The Parties shall each bear their own legal costs in relation to the Dispute, this agreement, and product development and contract negotiations pursuant to clause 4.2.

8.	warranties and authority

8.1	Each Party warrants and represents that it has not sold, transferred, assigned or otherwise disposed of its interest in the Released Claims.

8.2	Each Party warrants and represents to the other with respect to itself that it has the full right, power and authority to execute, deliver and perform the agreement.

9.	indemnities

Each Party hereby indemnifies, and shall keep indemnified, the other against all costs and damages (including the entire legal expenses of the parties) incurred in all future actions, claims and proceedings in respect of any of the Released Claims which it or its Related Parties or any of them may bring against the other party or its Related Parties or any of them.

10.	no admission

This agreement is entered into in connection with the compromise of disputed matters and in the light of other considerations. It is not, and shall not be represented or construed by the Parties as, an admission of liability or wrongdoing on the part of either Party to this agreement or any other person or entity. Each Party expressly denies the respective allegations, claims, and liabilities asserted by the others.

11.	severability

11.1	Each provision of this agreement is severable and distinct from the others. If at any time any provision of this agreement is or becomes unlawful, invalid or unenforceable to any extent or in any circumstances for any reason, it shall to that extent or in those circumstances be deemed not to form part of this agreement but (except to that extent or in those circumstances in the case of that provision) the legality, validity and enforceability of that and all other provisions of this agreement shall not be affected in any way.

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11.2	If any provision of this agreement is found to be unlawful, invalid or unenforceable in accordance with clause 11.1 but would be lawful, valid or enforceable if some part of the provision were deleted, the provision in question shall apply with such modification(s) as may be necessary to make it lawful, valid or enforceable.

12.	entire agreement

12.1	This agreement constitutes the entire agreement between the Parties and supersedes and extinguishes all previous agreements, proposals, promises, assurances, warranties, representations and understandings between them, whether written or oral, relating to its subject matter.

12.2	Each Party agrees that it shall have no remedies in respect of any statement, representation, assurance or warranty (whether made innocently or negligently) that is not set out in this agreement. Each Party agrees that it shall have no claim for innocent or negligent misrepresentation or negligent misstatement based on any statements in this agreement.

12.3	For the avoidance of doubt nothing in this agreement shall exclude or limit the liability of any party for fraud or fraudulent misrepresentation. Without prejudice to the provisions of this clause, the only remedy available to any Party for breach of this agreement shall be for breach of contract under the terms of this agreement.

13.	confidentiality

13.1	The terms of this agreement, and the substance of all negotiations in connection with it, are confidential to the Parties and their advisers, who shall not disclose them to, or otherwise communicate them to, any third party without the written consent of the other Party, not to be unreasonably withheld other than:

13.1.1	To the Parties' respective auditors or accountants, insurers, insurance brokers, and lawyers on terms which preserve confidentiality;

13.1.2	Pursuant to an order of a court of competent jurisdiction, or pursuant to any proper order or demand made by any competent authority or body including HMRC where a Party is under a legal or regulatory obligation to make such a disclosure;

13.1.3	As far as necessary to implement any terms of this agreement; and

13.1.4	As far as mandated of Solésence under disclosure requirements of the United States Securities and Exchange Commission.

13.2	For the avoidance of doubt the Parties are entitled to confirm the fact of, but not the terms of, settlement of the Dispute.

13.3	For the avoidance of doubt, nothing in this clause 13 prevents the Parties from making a disclosure to a regulator regarding any alleged misconduct, wrongdoing or serious breach of regulatory requirements, or making a disclosure to any law enforcement agency regarding an alleged criminal offence or co-operating with any law enforcement agency regarding a criminal investigation or prosecution.

14.	anti-disparagement

14.1	The Parties undertake not to make, publish or otherwise communicate, whether directly or indirectly, any disparaging or derogatory statement(s), whether in writing or otherwise, concerning each other or any of their respective officers or employees or former officers or employees.

14.2	The Parties warrant that they have not done or failed to do anything including without limitation published any statement or authorised or permitted anyone else to do so prior to the date of this agreement which would constitute a breach of this clause if it had occurred after the date of this agreement.

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15.	governing law

This agreement and any dispute or claim arising out of it or in connection with it or its subject matter or formulation (including non-contractual disputes or claims) shall be governed by and construed in accordance with the law of England and Wales.

16.	jurisdiction

16.1	Each Party irrevocably agrees that the courts of England and Wales shall have exclusive jurisdiction to settle any dispute or claim arising out of or in connection with this agreement or its subject matter or formation (including non-contractual disputes or claims).

17.	contracts (rights of third parties) act 1999

17.1	The Parties agree that the terms of this agreement are not enforceable by any third party under the Contracts (Rights of Third Parties Act) 1999.

18.	co-operation

18.1	The Parties shall deliver or cause to be delivered such instruments and other documents at such times and places as are reasonably necessary or desirable, and shall take any other action reasonably requested by the other Party for the purpose of putting this agreement into effect.

19.	counterparts

19.1	This agreement may be executed in any number of counterparts, each of which when executed and delivered shall be an original. All the counterparts shall together constitute one and the same agreement.

19.2	Transmission of an executed counterpart of this agreement (but for the avoidance of doubt, not just a signature page) by email (in PDF, JPEG or other agreed format) shall take effect as delivery of an executed counterpart of this agreement.

19.3	No counterpart shall be effective until each Party has executed and delivered at least one counterpart.

20.	variation

20.1	No variation of this agreement shall be effective unless it is in writing and signed by the Parties (or their authorised representatives).

This agreement has been entered into as of the Effective Date.

SIGNED by ANEEB BANI for and on behalf of REFY BEAUTY LTD:	)	/s/ Aneeb Bani
)

Dated: 06 July 2026

SIGNED by KEVIN CURETON for and on behalf of SOLÉSENCE LLC:	)	/s/ Kevin Cureton
)

Dated: 06 July 2026

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